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                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE

FOR: CKE Restaurants, Inc.

CONTACT:  Loren Pannier
          CKE Restaurants, Inc.
          (714) 778-7109


                         CKE RESTAURANTS, INC. ANNOUNCES
                        INTENTIONS TO RAISE $200 MILLION


                  ANAHEIM, Calif. -- February 19, 1999 -- CKE Restaurants, Inc. (NYSE:CKR) today announced plans to raise $200 million in a private placement of senior subordinated notes due 2009, subject to market and other conditions. The Company intends to use the proceeds from this offering to repay a portion of the indebtedness outstanding under its senior credit facility. The notes will be non-callable for the first five years. No other terms were disclosed.


                  The securities offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of such securities.


                  CKE Restaurants, Inc., through its subsidiaries, franchisees and licensees, operates 789 Carl's Jr. quick-service restaurants, including 163 Carl's Jr./Green Burrito dual-brand locations, primarily located in California, Nevada, Oregon, Arizona and Mexico; 2,876 Hardee's quick-service restaurants in 34 states and 10 foreign countries; 111 Taco Bueno quick-service restaurants in Texas and Oklahoma; and 25 Rally's quick-service restaurants.